Exhibit 19

Merchants Bancorp

Insider Trading Policy

Introduction

Merchants Bancorp and its subsidiaries (collectively, the “Company”) have ethical and legal responsibilities to maintain the confidence of its shareholders and the public markets generally and to protect, as valuable assets, confidential and proprietary information developed by or entrusted to it. The purpose of this Insider Trading Policy (the “Policy”) is to reaffirm, in a comprehensive statement, the Company’s policies with regard to the protection of material, nonpublic, and other confidential information; the stringent ethical and legal prohibitions against insider trading and tipping; and the expected standards of conduct of Employees (as defined below) of the Company in these highly sensitive areas. Failure to adhere strictly to these policies could both damage the Company’s reputation and otherwise result in serious adverse consequences to the Company and the Employees involved.

Scope

This Policy applies to employees and directors of the Company (each an “Employee” and collectively the “Employees”). Violations of the laws against insider trading and tipping by Employees can expose such Employees to severe civil and criminal liability, including criminal treble damages, monetary penalties, and imprisonment. An Employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the Employee did not trade and did not profit from the tippee’s trading. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to civil and criminal penalties.

This Policy also applies to family members of an Employee who reside with the Employee, anyone else who lives in the Employee’s household, and any family members who do not live in the Employee’s household but whose transactions in the Company’s securities are directed by the Employee or are subject to the Employee’s influence or control (such as parents or children who consult with the Employee before they trade in the Company’s securities). The Employees are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Employee before they trade in the Company’s securities.

Policy

(1)	Proper Conduct. Although the Company respects the right of each of its Employees to engage in investment activities and encourages Employees to become and remain shareholders of the Company, it is important that such practices avoid any appearance of impropriety, as well as remain in full compliance with the law. Accordingly, Employees must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of their employment with the Company. If an Employee has any doubt about whether a particular situation requires refraining from making an investment or sharing information with others, the employee should refrain.
(a)	Insider Trading and Tipping. It is the policy of the Company that no Employee of the Company should engage in transactions in any securities,[1] whether of the Company or of any other public companies, while in possession of material, nonpublic information regarding such securities, so-called “insider trading.” Nor should any Employee communicate such material, nonpublic information to any person who might use such information to purchase or sell securities, so-called

1For purposes of this Policy, “securities” includes options or derivative instructions with respect to such securities and other securities that are immediately convertible or exchangeable into such securities.

“tipping.”
(b)	Material Information. The question of whether information is material is not always easily resolved. Generally speaking, information is deemed “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon balancing (i) the probability that the event will occur, with (ii) the anticipated magnitude of the event in relation to the sum of a company's activities. Common examples of “material” information include, but are not limited to, information concerning:
●	Financial results;
●	Projections of future earnings or losses, or other earnings guidance;
●	Earnings that are inconsistent with the expectations of the investment community;
●	A pending or proposed merger, acquisition, or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	A change in management;
●	Development of a significant new product or process;
●	Impending bankruptcy or the existence of severe liquidity problems; and
●	The gain or loss of a significant customer or supplier.

Because materiality determinations are often challenged with the benefit of hindsight, if an Employee has any doubt whether certain information is “material,” the Employee should not trade or communicate such information.

(c)	Nonpublic Information. Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact or event to show that the information is generally public, such as inclusion in reports filed with the Securities and Exchange Commission or press releases issued by a company, or reference to such information in publications of general circulation, such as The Wall Street Journal or the New York Times. In general, information may be presumed to have been made available to investors after two business days from the formal release of such information.

Accordingly, in the handling of information obtained as a result of employment with the Company, Employees of the Company must not:

●	Disclose material, nonpublic, or other confidential information to anyone, inside or outside of the Company (including family members), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;
●	Recommend or suggest that any person engage in transactions in securities, whether of the Company or any other companies, while in possession of material, nonpublic information about those securities; and
●	Engage in any transactions in securities, whether of the Company or any other companies, while in possession of material, nonpublic information regarding those securities.

An Employee’s actions with respect to matters governed by this Policy are significant indications of the individual’s judgment, ethics, and competence. Accordingly, insensitivity to, or disregard of, the principles of this Policy may constitute an important element in the evaluation of an Employee for retention, assignment, and promotion. Any actions in violation of this Policy may be grounds for appropriate disciplinary actions, as well as expose such Employee to severe civil and criminal liability.

(2)	Responsibility and Authority. Employees should recognize that certain additional restrictions may be required with respect to those Employees whose responsibilities or functions require or involve routine access to confidential and material, nonpublic information, or who are asked to work on sensitive projects or transactions.
(3)	Procedures to Purchase Shares or Exercise Options of the Company. Generally, the Employees of the Company may only trade shares or exercise options during the period beginning two business days following the earlier of (i) issuance of the Company’s quarterly earnings release or (ii) the filing of a quarterly or annual report of the Company with the Securities and Exchange Commission, and ending on the 15th day of the last month in the next quarter (i.e., March 15, June 15, September 15, and December 15).

From time to time, other types of material, nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, or new product developments) may be pending and not be publicly disclosed. While such material, nonpublic information is pending, the Company may impose special blackout periods during which certain Employees are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Employees affected.

Any Employee that is a Section 16 reporting person desiring to purchase shares of the Company or exercise options shall first notify (at least two business days prior to the proposed trade or exercise) the General Counsel or SVP, SEC Reporting & Investor Relations as to such intention to trade or exercise options.

(4)	Additional Assistance; Acknowledgement and Certification.
(a)	Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel or the SVP, SEC Reporting & Investor Relations. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Employee.
(b)	Certifications. All Employees must certify their understanding of, and intent to comply with, this Policy.

Administration

The Legal Department is responsible for the administration of this Policy. The General Counsel is the Policy Owner.